Exhibit 99.1

Investor Contact:	Press Contact:
Nik Singhal	Brian Beades
212.810.5427	212.810.5596

BlackRock Capital Investment Corporation Declares Regular Quarterly Distribution of

$0.21 per Share, Announces September 30, 2016 Quarterly Financial Results

•	GAAP Net investment loss of ($0.03) per share, or net investment income of $0.21 per share excluding a one-time legal settlement expense, providing distribution coverage of 101%

•	0.55x net leverage reflecting a net reduction in investments, and a 8.2% decline in NAV to $8.38 per share primarily resulting from further net unrealized depreciation on legacy assets and a one-time legal settlement expense of $17.5 million

•	Total liquidity of $271 million, or $253 million adjusting for a one-time legal settlement expense

•	Increased our exposure to traditional first lien senior secured debt through our newly formed joint venture, BCIC Senior Loan Partners, LLC; representing nearly half of our gross deployments during the third quarter

New York, November 2, 2016 – BlackRock Capital Investment Corporation (NASDAQ:BKCC) (“BlackRock Capital Investment Corporation” or the “Company,” “we,” “us” or “our”) announced today that its Board of Directors declared a quarterly distribution of $0.21 per share, payable on January 2, 2017 to stockholders of record as of December 19, 2016.

“The third quarter proved to be another difficult period for the Company as we continue to work through issues pertaining to the legacy portfolio, including the previously disclosed pending settlement of the AL Solutions litigation. To be clear, the Company’s portfolio challenges remain concentrated in legacy investments. Since March 6, 2015, which is when we assumed responsibility for managing the investment activities of the Company, our team has deployed over $400 million in performing new investments,” commented Steven F. Sterling, Chairman and CEO of BlackRock Capital Investment Corporation.

“The Company’s financial position with moderate net leverage at .55x and good liquidity at $253 million continues to afford us the flexibility to navigate the challenges and to execute on the deployment of new capital. That said, there remain lumpy positions requiring special attention that will constrain our pace of capital deployment. Further, general market conditions have become less compelling for junior debt investments, thus 70% of our deployment during the quarter was centered on investments in BCIC Senior Loan Partners, which was formed during 2Q, and our portfolio company Gordon Brothers Finance Company wherein the risk-adjusted return in the underlying first lien exposure is more attractive.

“From an idea generation perspective, we saw a 65% increase, sequentially, in investment opportunities. This included a rise in ideas referred to us by BlackRock’s Global Capital Markets team. On an annualized basis through the third quarter, the team’s idea generation is the highest observed over the last 5 years. This momentum continued into the fourth quarter. However, overall deal quality has diminished as evidenced by the recent notable rise in dividend recapitalizations and covenant lite transactions.”

Financial Highlights

	Q3 2016		Q2 2016		Q3 2015
($’s in millions, except per share data)	Total Amount	Per Share	Total Amount	Per Share	Total Amount	Per Share
Net Investment Income/(loss)	$(2.1)	$(0.03)	$21.6	$0.30	$23.8	$0.32
Net realized and unrealized gains/(losses)	$(36.9)	$(0.51)	$(31.2)	$(0.43)	$(2.1)	$(0.03)
Basic earnings/(loss) per share	$(39.1)	$(0.54)	$(9.6)	$(0.13)	$21.7	$0.29
Distributions declared	$15.2	$0.21	$15.2	$0.21	$15.7	$0.21

Net Investment Income/(loss), as adjusted[1]	$(2.1)	$(0.03)	$21.6	$0.30	$17.7	$0.24
Basic earnings/(loss) per share, as adjusted[1]	$(39.1)	$(0.54)	$(9.6)	$(0.13)	$15.7	$0.21

($’s in millions, except per share data)	As of September 30, 2016	As of June 30, 2016	As of December 31, 2015	As of September 30, 2015
Total assets	$971.3	$1,036.8	$1,148.4	$1,194.3
Investment portfolio, at fair market value	$946.6	$1,011.9	$1,117.0	$1,149.8
Debt outstanding	$321.4	$348.1	$362.6	$374.2
Total net assets	$608.1	$661.4	$753.8	$790.7
Net asset value per share	$8.38	$9.13	$10.17	$10.66
Net leverage ratio[2]	0.55x	0.52x	0.47x	0.45x

Business Updates

•	As previously disclosed, the Company has been named as a defendant, together with 52nd Street Capital Advisors LLC (“52nd Street”), our former investment adviser, and certain other defendants, in two wrongful death and personal injury actions that were filed by the families of the three decedents and certain injured persons (the “Plaintiffs”) on June 22, 2012 and August 23, 2012, in the Circuit Court of Hancock County in West Virginia. The Company and 52nd Street have reached an agreement in principle with the Plaintiffs to settle actions for $17.5 million (the “Settlement Payment”). Although a definitive settlement agreement remains subject to final documentation and Court approval, the Company has determined that it is reasonably likely to enter into a definitive settlement agreement with the Plaintiffs, and the Settlement Payment has been accrued as of September 30, 2016, and is expected to be paid during the fourth quarter using available cash and amounts available under its credit facility.

•	The New Gulf Resources, LLC (“New Gulf”) restructuring was finalized as the company emerged from bankruptcy and subsequently changed its name to ETX Energy, LLC. Our $21.0 million par senior secured notes, $4.5 million par senior subordinated PIK notes and 4,000 shares of equity warrants with a $1.6 million aggregate fair market value as of the prior quarter end, were exchanged for 5.1% combined ownership in ETX Energy, LLC and ETX Energy Management Company, LLC. The result was an incremental net realized and unrealized loss of $1.6 million during the quarter.

•	BCIC Senior Loan Partners, LLC (“Senior Loan Partners”), a recently formed joint venture with Windward Investments LLC, began making investments during the quarter. During the third quarter, Senior Loan Partners made investments in three new portfolio companies with committed and outstanding amounts of $26.6 million and $24.5 million, respectively. The three new investments at par are (i) a $10.0 million first lien term loan to AP Plastics Group, LLC, a provider of high quality PVC compounds primarily used to make vinyl for building product applications, (ii) a $7.0 million first lien term loan to Pasternack Enterprises, Inc., a leading distributor of engineering-grade components for radio frequency equipment and (iii) a $7.5 million first lien in NSM Sub Holdings Corp., a provider of complex rehab technology solutions for patients with loss of mobility. Additionally, Senior Loan Partners had unfunded commitments of approximately $2.1 million to NSM Sub Holdings Corp.

[1]	Non-GAAP basis financial measure. See Supplemental Information on page 8.
[2]	Calculated less available cash and receivable for investments sold, plus payable for investments purchased, unamortized debt issuance costs and legal settlement payable.

•	Since inception of our share repurchase program through September 30, 2016, we have purchased 4.6 million shares at an average price of $7.98 per share, including brokerage commissions, for a total of $36.3 million. There were no share repurchases during the third quarter. The cumulative repurchases since BlackRock entered into the investment management agreement with the Company totaled approximately 2.8 million shares for $24.0 million, representing 66% of total share repurchase activity, on a dollar basis, since inception. As of quarter-end, the Company had approximately 1.2 million additional shares authorized for repurchase.

Portfolio and Investment Activity*

($’s in millions)

	Three months ended September 30, 2016	Three months ended June 30, 2016	Three months ended September 30, 2015
Commitments	$43.8	$76.3	$76.9
Investment exits	$73.6	$161.4	$10.8
Number of portfolio company investments at the end of period	38	40	43
Weighted average yield of debt and income producing equity securities, at fair market value	11.4%	11.1%	11.6%
% of Portfolio invested in Secured debt, at fair market value	69%	72%	72%
% of Portfolio invested in Unsecured debt, at fair market value	16%	14%	18%
% of Portfolio invested in Equity, at fair market value	15%	14%	10%
Average investment by portfolio company, at amortized cost (excluding investments below $5.0 million)	$32.6	$33.3	$33.5

*	balance sheet amounts above are as of period end

•	We invested $43.8 million during the quarter, while sales, repayments and other exits of investments totaled $73.6 million, resulting in a $29.8 million net decrease in our portfolio due to investment activity. Approximately 93% of our proceeds from exits during the quarter were represented by one portfolio company, MediMedia USA, Inc., while approximately 70% of our deployments during the quarter were through Senior Loan Partners and Gordon Brothers Finance Company, two existing portfolio companies that primarily invest in senior secured, first lien exposure with attractive risk-adjusted returns.

•	Our non-accrual rate declined compared to the prior quarter as a result of the aforementioned restructuring of New Gulf. As of September 30, 2016, our non-accruals were 4.0% of our total debt investments at fair market value, and 11.1% at amortized cost, compared with 5.0% and 12.7%, respectively, for the prior quarter. Our average internal investment rating at fair market value declined to 1.40 at the end of this quarter, from 1.31 last quarter end.

•	The portion of our portfolio invested in equity securities increased one percentage point during the quarter to 15% at quarter end, due primarily to the deployment of $21.0 million of equity capital into our newly formed joint venture, BCIC Senior Loan Partners, LLC. Our portfolio composition of secured debt, at fair market value, decreased three percentage points to 69% at quarter end, primarily resulting from the early repayment of MediMedia USA, Inc. during the quarter. Unsecured debt increased two percentage points to 16%, due to a combination of deployments during the quarter as well as net depreciation in our total portfolio resulting in a smaller overall portfolio at fair market value. Total portfolio yield increased 30 basis points sequentially, largely a result of New Gulf converting from non-accruing debt to equity during the current quarter.

•	Net unrealized depreciation increased $10.4 million during the current quarter, bringing total balance sheet unrealized depreciation to $104.7 million. During the period, gross unrealized depreciation of $36.1 million primarily from legacy assets was partially offset by $3.0 million of gross unrealized appreciation. Further, there was $22.8 million of unrealized appreciation during the quarter due primarily to the reversal of previously recognized unrealized depreciation on the New Gulf investment.

•	Fee income earned on capital structuring, prepayments, commitment, administration and amendments during the current quarter totaled $0.5 million, as compared to $4.1 million earned during the preceding quarter, and $1.9 million earned during the prior year quarter. Excluding fee income and the impact of a $2.9 million quarterly reduction to investment income due to non-accruals, investment income would have decreased approximately 11% versus the prior year quarter, as a result of a net reduction in the overall income producing assets over the comparable periods.

Third Quarter Financial Updates

•	Both GAAP Net Investment Income/(Loss) (“NII/NIL”), and NIL, as adjusted, were ($2.1) million, or ($0.03) per share, for the three months ended September 30, 2016, which included the impact of a one-time legal settlement expense of $17.5 million. Excluding this one-time expense, NII was $15.4 million, or $0.21 per share, for distribution coverage of 101%. As of quarter-end, our run rate NII, as adjusted, is $0.22 per share based on average fee income over the trailing twelve month period, and $0.20 per share excluding any fee income. These imply expected distribution coverages of 105% and 94%, respectively.

•	During the quarter, there was no accrual for incentive management fees based on gains due largely to the net unrealized depreciation in the portfolio as of September 30, 2016. A hypothetical liquidation is performed each quarter end resulting in an additional accrual if the amount is positive or a reversal to the existing accrual if the amount is negative. However, the resulting fee accrual is not due and payable until June 30, if at all. There is currently no balance accrued for incentive management fees based on gains as of the measurement period ending September 30, 2016. Furthermore, no incentive management fees based on income were earned and payable for the quarter, as the distributable income amount was reduced below the hurdle by the net unrealized depreciation in the portfolio for the trailing four quarter period. As a result, there were no pro-forma incentive management fees based on income for the quarter causing our NIL, as adjusted, to equal our GAAP NIL of $(0.03) per share.

•	As compared to the comparable 2015 period weighted average, our nine month 2016 weighted average cost of debt decreased approximately 100 bps to 4.35%. This was primarily driven by (i) refinancing our $158 million 6.5% senior secured notes with proceeds from our revolving credit facility and (ii) the subsequent lowering of the interest rate margin on the credit facility pursuant to the amendment and restatement earlier in the year. Borrowing costs for the nine month period of 2016, on a dollar basis, are more than 30% lower than that of the comparable 2015 period.

•	Tax characteristics of all 2015 distributions were reported to stockholders on Form 1099 after the end of the calendar year. Our 2015 tax distributions of $1.05 per share were comprised of ordinary income. Our return of capital distributions since inception are $1.96 per share. At our discretion, we may carry forward taxable income in excess of calendar year distributions and pay a 4% excise tax on this income. We will accrue excise tax on estimated undistributed taxable income as required. There was no undistributed taxable income carried forward from 2015. For more information on our GAAP distributions, please refer to the Section 19 Notice that may be posted within the Distribution History section of our website.

Liquidity and Capital Resources

•	At September 30, 2016, we had total liquidity of $270.9 million, consisting of $6.9 million in cash and cash equivalents and $264.0 million of availability under our credit facility, subject to leverage and borrowing base restrictions. The credit facility was amended and extended during the first quarter to a February 2021 maturity.

•	Our net leverage, adjusted for available cash, receivables for investments sold, payables for investments purchased, unamortized debt issuance costs and a legal settlement payable, stood at 0.55x at quarter-end, and our 288% asset coverage ratio provided the Company with available debt capacity under its asset coverage requirements of $284.4 million. Further, as of quarter-end, 88% of our portfolio was invested in qualifying assets, exceeding the 70% regulatory requirement of a business development company.

Conference Call

BlackRock Capital Investment Corporation will host a webcast/teleconference at 10:00 a.m. (Eastern Time) on Thursday, November 3, 2016, to discuss its third quarter 2016 financial results. All interested parties are welcome to participate. You can access the teleconference by dialing, from the United States, (866) 409-1555, or from outside the United States, (913) 312-1444, shortly before 10:00 a.m. and referencing the BlackRock Capital Investment Corporation Conference Call (ID Number 2826956). A live, listen-only webcast will also be available via the investor relations section of www.blackrockbkcc.com. Both the teleconference and webcast will be available for replay by 1:00 p.m. on Thursday, November 3, 2016 and ending at 1:00 p.m. on Thursday, November 17, 2016. To access the replay of the teleconference, callers from the United States should dial (888) 203-1112 and callers from outside the United States should dial (719) 457-0820 and enter the Conference ID Number 2826956.

Prior to the webcast/teleconference, an investor presentation that complements the earnings conference call will be posted to BlackRock Capital Investment Corporation’s website within the presentations section of the investor relations page (http://www.blackrockbkcc.com/InvestorRelations/Presentations/index.htm).

BlackRock Capital Investment Corporation

Consolidated Statements of Assets and Liabilities

(Unaudited)

	September 30, 2016	December 31, 2015
Assets
Investments at fair value:
Non-controlled, non-affiliated investments (cost of $691,723,702 and $876,732,386)	$589,930,309	$826,766,931
Non-controlled, affiliated investments (cost of $58,605,978 and $62,003,676)	59,048,465	67,163,896
Controlled investments (cost of $299,356,072 and $214,393,103)	297,615,553	223,065,737

Total investments at fair value (cost of $1,049,685,752 and $1,153,129,165)	946,594,327	1,116,996,564
Cash and cash equivalents	6,917,319	12,414,200
Receivable for investments sold	501,876	1,408,841
Interest receivable	11,052,549	13,531,749
Prepaid expenses and other assets	6,210,311	4,040,147

Total Assets	$971,276,382	$1,148,391,501

Liabilities
Payable for investments purchased	$88,789	$—
Debt	321,387,256	362,551,503
Interest payable	1,098,658	7,826,690
Distributions payable	15,236,372	15,560,829
Base management fees payable	5,188,116	5,986,455
Accrued administrative services	—	219,917
Legal settlement payable (See Note 9)	17,500,000	—
Other accrued expenses and payables	2,661,524	2,493,492

Total Liabilities	363,160,715	394,638,886

Net Assets
Common stock, par value $.001 per share, 200,000,000 common shares authorized, 77,106,093 and 76,747,083 issued and 72,554,128 and 74,099,182 outstanding	77,106	76,747
Paid-in capital in excess of par	876,341,036	873,338,049
Undistributed / (Distributions in excess of) net investment income	(8,807,961)	(17,112)
Accumulated net realized loss	(118,452,947)	(60,922,258)
Net unrealized appreciation (depreciation)	(104,738,746)	(38,513,195)
Treasury stock at cost, 4,551,965 and 2,647,901 shares held	(36,302,821)	(20,209,616)

Total Net Assets	608,115,667	753,752,615

Total Liabilities and Net Assets	$971,276,382	$1,148,391,501

Net Asset Value Per Share	$8.38	$10.17

BlackRock Capital Investment Corporation Consolidated Statements of Operations (Unaudited)	Three months ended September 30, 2016	Three months ended September 30, 2015	Nine months ended September 30, 2016	Nine months ended September 30, 2015
Investment Income:
Interest income:
Non-controlled, non-affiliated investments	$17,139,313	$24,580,626	$60,619,008	$71,305,161
Non-controlled, affiliated investments	1,253,797	1,403,530	3,885,738	4,425,767
Controlled investments	5,259,605	4,424,566	14,388,693	13,756,072

Total interest income	23,652,715	30,408,722	78,893,439	89,487,000
Fee income:
Non-controlled, non-affiliated investments: prepayment fees	6,644	—	3,006,644	1,159,150
Non-controlled, non-affiliated investments: capital structuring fees	—	1,097,139	1,077,569	1,127,139
Non-controlled, non-affiliated investments: other	350,116	670,352	1,136,841	1,444,735
Controlled investments	182,328	127,350	251,750	303,033

Total fee income	539,088	1,894,841	5,472,804	4,034,057

Dividend income:
Non-controlled, non-affiliated investments	188,017	416,294	586,219	818,041
Non-controlled, affiliated investments	608,970	411,647	1,691,344	1,221,488
Controlled investments	1,164,662	808,524	2,775,603	2,066,515

Total dividend income	1,961,649	1,636,465	5,053,166	4,106,044

Total investment income	26,153,452	33,940,028	89,419,409	97,627,101

Expenses:
Legal settlement (See Note 9)	17,500,000	—	17,500,000	—
Base management fees	5,188,115	5,784,734	16,600,294	18,691,632
Interest and credit facility fees	3,831,364	5,806,749	12,641,384	18,385,547
Incentive management fees	—	(4,224,731)	—	(3,189,459)
Professional fees	575,000	585,752	1,679,000	1,725,404
Administrative services	295,477	277,893	1,051,417	1,394,644
Director fees	160,250	187,000	521,750	523,500
Investment advisor expenses	87,500	309,730	262,500	714,343
Other	646,737	1,417,751	2,208,862	2,724,856

Total expenses	28,284,443	10,144,878	52,465,207	40,970,467

Net Investment Income (Loss)	(2,130,991)	23,795,150	36,954,202	56,656,634

Realized and Unrealized Gain (Loss):
Net realized gain (loss):
Non-controlled, non-affiliated investments	(25,059,103)	2,585,808	(55,998,664)	26,448,361
Non-controlled, affiliated investments	—	—	—	121,381,408
Controlled investments	(1,532,024)	—	(1,532,024)	(18,585,006)

Net realized gain (loss)	(26,591,127)	2,585,808	(57,530,688)	129,244,763

Net change in unrealized appreciation (depreciation) on:
Non-controlled, non-affiliated investments	(1,887,748)	(10,758,801)	(53,904,719)	(27,727,694)
Non-controlled, affiliated investments	(5,478,931)	(398,513)	(2,268,111)	(117,257,791)
Controlled investments	(2,909,601)	6,985,460	(10,413,153)	19,230,175
Foreign currency translation	(74,783)	(481,276)	360,432	(1,024,639)

Net change in unrealized appreciation (depreciation)	(10,351,063)	(4,653,130)	(66,225,551)	(126,779,949)

Net realized and unrealized gain (loss)	(36,942,190)	(2,067,322)	(123,756,239)	2,464,814

Net Increase (Decrease) in Net Assets Resulting from Operations	$(39,073,181)	$21,727,828	$(86,802,037)	$59,121,448

Net Investment Income (Loss) Per Share
Basic	$(0.03)	$0.32	$0.51	$0.76

Diluted	$(0.03)	$0.30	$0.51	$0.73

Earnings (Loss) Per Share
Basic	$(0.54)	$0.29	$(1.19)	$0.79

Diluted	$(0.54)	$0.28	$(1.19)	$0.76

Average Shares Outstanding
Basic	72,554,128	74,670,477	72,786,313	74,702,748

Diluted	72,554,128	84,567,205	72,786,313	84,599,475

Distributions Declared Per Share	$0.21	$0.21	$0.63	$0.63

Supplemental Information

The Company reports its financial results on a GAAP basis; however, management believes that evaluating the Company’s ongoing operating results may be enhanced if investors have additional non-GAAP basis financial measures. Management reviews non-GAAP financial measures to assess ongoing operations and, for the reasons described below, considers them to be effective indicators, for both management and investors, of the Company’s financial performance over time. The Company’s management does not advocate that investors consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP.

The Company records its liability for incentive management fees based on income as it becomes legally obligated to pay them, based on a hypothetical liquidation at the end of each reporting period. The Company’s obligation to pay incentive management fees with respect to any fiscal quarter is based on a formula that reflects the Company’s results over a trailing four-fiscal quarter period ending with the current fiscal quarter. The Company is legally obligated to pay the amount resulting from the formula less any cash payments of incentive management fees during the prior three quarters. The formula’s requirement to reduce the incentive management fee by amounts paid with respect to such fees in the prior three quarters has caused the Company’s incentive management fee expense to become, and currently is expected to be, concentrated in the fourth quarter of each year. Management believes that reflecting incentive management fees throughout the year, as the related investment income is earned, is an effective measure of the Company’s profitability and financial performance that facilitates comparison of current results with historical results and with those of the Company’s peers. The Company’s “as adjusted” results reflect incentive management fees based on the formula the Company utilizes for each trailing four-fiscal quarter period, with the formula applied to the current quarter’s incremental earnings and without any reduction for incentive management fees paid during the prior three quarters. The resulting amount represents an upper limit of each quarter’s incremental incentive management fees that the Company may become legally obligated to pay at the end of the year. Prior year amounts are estimated in the same manner. These estimates represent upper limits because, in any calendar year, subsequent quarters’ investment underperformance could reduce the incentive management fees payable by the Company with respect to prior quarters’ operating results. Similarly, the Company records its liability for incentive management fees based on capital gains by performing a hypothetical liquidation at the end of each reporting period. The accrual of this hypothetical capital gains incentive management fee is required by GAAP, but it should be noted that a fee so calculated and accrued is not due and payable until the end of the measurement period, or every June 30. The incremental incentive management fees disclosed for a given period are not necessarily indicative of actual full year results. Changes in the economic environment, financial markets and other parameters used in determining such estimates could cause actual results to differ and such differences could be material. For a more detailed description of the Company’s incentive management fee, please refer to the Company’s Annual Report on Form 10-K/A for the fiscal year ended December 31, 2015, on file with the Securities and Exchange Commission (“SEC”).

Computations for the periods below are derived from the Company’s financial statements as follows:

	Three months ended September 30, 2016	Three months ended September 30, 2015	Nine months ended September 30, 2016	Nine months ended September 30, 2015
GAAP Basis:
Net Investment Income/(Loss)	$(2,130,991)	$23,795,150	$36,954,202	$56,656,634
Net Investment Income/(Loss) per share	(0.03)	0.32	0.51	0.76
Addback: GAAP incentive management fee expense based on Gains	—	(4,224,731)	—	(3,200,520)
Addback: GAAP incentive management fee expense based on Income	—	—	—	11,061
Pre-Incentive Fee[1]:
Net Investment Income/(Loss)	$(2,130,991)	$19,570,419	$36,954,202	$53,467,175
Net Investment Income/(Loss) per share	(0.03)	0.26	0.51	0.72
Less: Incremental incentive management fee expense based on Income	—	1,821,960	—	3,180,456
As Adjusted[2]:
Net Investment Income/(Loss)	$(2,130,991)	$17,748,459	$36,954,202	$50,286,719
Net Investment Income/(Loss) per share	(0.03)	0.24	0.51	0. 67

[1]	Pre-Incentive Fee: Amounts are adjusted to remove all incentive management fees. Such fees are calculated but not necessarily due and payable at this time.
[2]	As Adjusted: Amounts are adjusted to remove the incentive management fee expense based on gains, as required by GAAP, and to include only the incremental incentive management fee expense based on Income. The incremental incentive management fee is calculated based on the current quarter’s incremental earnings, and without any reduction for incentive management fees paid during the prior calendar quarters. Amounts reflect the Company’s ongoing operating results and reflect the Company’s financial performance over time.

About BlackRock Capital Investment Corporation

BlackRock Capital Investment Corporation is a business development company that provides debt and equity capital to middle-market companies.

The Company’s investment objective is to generate both current income and capital appreciation through debt and equity investments. The Company invests primarily in middle-market companies in the form of senior and junior secured and unsecured debt securities and loans, each of which may include an equity component, and by making direct preferred, common and other equity investments in such companies.

Forward-looking statements

This press release, and other statements that BlackRock Capital Investment Corporation may make, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act, with respect to BlackRock Capital Investment Corporation’s future financial or business performance, strategies or expectations. Forward-looking statements are typically identified by words or phrases such as “trend,” “potential,” “opportunity,” “pipeline,” “believe,” “comfortable,” “expect,” “anticipate,” “current,” “intention,” “estimate,” “position,” “assume,” “outlook,” “continue,” “remain,” “maintain,” “sustain,” “seek,” “achieve,” and similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “may” or similar expressions.

BlackRock Capital Investment Corporation cautions that forward-looking statements are subject to numerous assumptions, risks and uncertainties, which may change over time. Forward-looking statements speak only as of the date they are made, and BlackRock Capital Investment Corporation assumes no duty to and does not undertake to update forward-looking statements. Actual results could differ materially from those anticipated in forward-looking statements and future results could differ materially from historical performance.

In addition to factors previously disclosed in BlackRock Capital Investment Corporation’s SEC reports and those identified elsewhere in this press release, the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: (1) our future operating results; (2) our business prospects and the prospects of our portfolio companies; (3) the impact of investments that we expect to make; (4) our contractual arrangements and relationships with third parties; (5) the dependence of our future success on the general economy and its impact on the industries in which we invest; (6) the ability of our portfolio companies to achieve their objectives; (7) our expected financings and investments; (8) the adequacy of our cash resources and working capital, including our ability to obtain continued financing on favorable terms; (9) the timing of cash flows, if any, from the operations of our portfolio companies; (10) the impact of increased competition; (11) the ability of our investment advisor to locate suitable investments for us and to monitor and administer our investments; (12) potential conflicts of interest in the allocation of opportunities between us and other investment funds managed by our investment advisor or its affiliates; (13) the ability of our investment advisor to attract and retain highly talented professionals; (14) fluctuations in foreign currency exchange rates; and (15) the impact of changes to tax legislation and, generally, our tax position.

BlackRock Capital Investment Corporation’s Annual Report on Form 10-K/A for the year ended December 31, 2015, filed with the SEC identifies additional factors that can affect forward-looking statements.

Available Information

BlackRock Capital Investment Corporation’s filings with the SEC, press releases, earnings releases and other financial information are available on its website at www.blackrockbkcc.com. The information contained on our website is not a part of this press release.

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